The Mexico Fund, Inc.

Monthly Summary Report
December 2013

Prepared By:

Impulsora del Fondo México, sc
Investment Advisor to the Fund

www.themexicofund.com

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

December 31, 2013

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier
Total Net Assets1 (million US$)	$408.99	$410.56	$411.72
NAV per share	$28.60	$28.88	$30.81
Closing price NYSE2	$29.30	$28.96	$29.02
% Premium (Discount)	2.45%	0.28%	(5.81%)
Shares traded per month2 (composite figures)	1,411,805	782,853	872,598
Outstanding shares3	14,298,699	14,215,840	13,362,856
Shares on Short Interest Position2	17,916	32,654	9,143

Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year
Market price	4.23%	6.38%	3.41%	12.23%
NAV per share	2.02%	5.47%	4.47%	3.18%
Bolsa IPC Index	1.10%	6.77%	4.32%	-3.61%
MSCI Mexico Index	1.16%	6.86%	4.52%	-2.55%

	2 Years	3 Years	5 Years	10 Years
Market price	63.18%	43.63%	217.55%	441.59%
NAV per share	45.00%	22.94%	170.43%	379.09%
Bolsa IPC Index	23.18%	4.91%	102.57%	318.74%
MSCI Mexico Index	24.94%	8.32%	108.56%	274.39%

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1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.
2 Source: NYSE Euronext. Short interest position as of first fortnight of every month.
3 During December 2013, under its Equity Shelf Program, the Fund issued 82,859 shares, respectively, at market prices above NAV.
4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Performance figures for the Fund take into account the reinvestment of distributions; however, performance figures for the Bolsa Index and MSCI Mexico Index do not.

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier
Bolsa IPC Index5	42,727.09	42,499.13	43,705.83
Daily avg. of million shares traded	341.8	319.6	324.1
Valuation Ratios6: P/E	19.50	19.29	19.29
P/BV	3.08	3.05	3.15
EV/EBITDA	9.69	9.72	9.63
Market capitalization (billion US$)	$569.28	$562.44	$577.74

IV. The Mexican Economy.	End of Month	One Month Earlier	One Year Earlier

Treasury Bills7
One month	3.29%	3.39%	4.05%
Six months	3.51%	3.56%	4.47%
One year	3.64%	3.60%	4.61%
Long-term Bonds
Three years	4.38%	4.35%	4.94%
Five years	5.12%	5.22%	5.05%
Ten years	6.33%	N.A.	N.A.
20 years	7.18%	7.24%	6.28%
30 years	N.A.	7.65%	6.42%
Currency Market8
Exchange Rate (Ps/US$)	Ps. 13.0367	Ps. 13.1093	Ps. 12.8533

	Month	Year to Date	Last 12 Months
Inflation Rates on Previous Month
Consumer Price Index9 (CPI)	0.93%	3.38%	3.62%

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5 Source: Mexican Stock Exchange
6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings before Interests, Taxes, Depreciation and Amortization.
7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.
8 Sources: Bloomberg and Banco de México
9 Source: Banco de México

V. Economic Comments.

According to results of the monthly poll conducted during December 2013 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will increase 1.30% during 2013, 3.41% during 2014 and 3.47% during 2015. The inflation rate is estimated by analysts to be 3.82% for 2013, 3.91% for 2014 and 3.53% for 2015. The exchange rate of the peso against the dollar is expected to end 2014 at Ps. 12.69 and at Ps. 12.62 towards the end of 2015, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 3.58% and 4.19% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

VI. Portfolio of Investments As of December 31, 2013 (Unaudited)

			Percent of
Shares Held	COMMON STOCK- 96.52%	Value	Net Assets
	Airports
700,000	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$8,765,102	2.14%
1,500,000	Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. Series B	5,033,866	1.23
		13,798,968	3.37
	Beverages
1,500,000	Arca Continental, S.A.B. de C.V.	9,394,632	2.30
2,900,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	28,117,545	6.87
2,215,000	Organización Cultiba, S.A.B. de C.V. Series B	4,482,093	1.09
		41,994,270	10.26
	Building Materials
29,000,000	Cemex, S.A.B. de C.V. Series CPO	34,123,666	8.34

	Chemical Products
4,800,000	Alpek, S.A.B. de C.V. Series A	10,931,601	2.68
3,970,000	Mexichem, S.A.B. de C.V.	16,371,260	4.00
		27,302,861	6.68
	Construction and Infrastructure
1,650,000	Empresas ICA, S.A.B. de C.V.	3,410,948	0.83

	Consumer Products
6,000,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	17,065,668	4.17

	Energy
1,550,000	Infraestructura Energética Nova, S.A.B de C.V.	6,202,758	1.52

	Financial Groups
1,200,000	Banregio Grupo Financiero, S.A.B. de C.V. Series O	7,142,912	1.75
4,649,930	Grupo Financiero Banorte, S.A.B. de C.V. Series O	32,586,284	7.97
4,500,000	Grupo Financiero Santander Mexicano, S.A.B. de C.V. Series B	12,253,868	3.00
		51,983,064	12.72
	Food
600,000	Gruma, S.A.B. de C.V. Series B	4,546,243	1.11
3,000,000	Grupo Bimbo, S.A.B. de C.V. Series A	9,250,807	2.26
1,000,000	Grupo Herdez, S.A.B. de C.V.	3,564,552	0.87
3,000,000	Grupo Lala, S.A.B. de C.V. Series B	6,652,757	1.63
		24,014,359	5.87
	Holding Companies
10,000,000	Alfa, S.A.B. de C.V. Series A	28,089,931	6.87
1,620,000	Grupo Carso, S.A.B. de C.V. Series A1	8,630,175	2.11
700,000	Grupo KUO, S.A.B. de C.V. Series B	1,550,162	0.38
		38,270,268	9.36
	Media
2,000,000	Grupo Televisa, S.A.B. Series CPO	12,073,608	2.95

	Mining
9,000,000	Grupo México, S.A.B. de C.V. Series B	29,844,209	7.30

Shares Held	COMMON STOCK	Value	Percent of Net Assets
	Restaurants
2,500,000	Alsea, S.A.B. de C.V.	7,822,148	1.91

	Retail
2,000,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	22,869,284	5.59
2,740,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	9,695,414	2.37
6,000,000	Wal-Mart de México, S.A.B. de C.V. Series V	15,767,794	3.86
		48,332,492	11.82
	Telecommunications Services
33,000,000	América Móvil, S.A.B. de C.V. Series L	38,526,621	9.42

	Total Common Stock	$394,765,908	96.52%

	SHORT-TERM SECURITIES – 6.35%
Principal Amount
	Repurchase Agreements
$11,049,562	BBVA Bancomer, S.A., 3.58%, dated 12/31/13, due 01/02/14 repurchase price $11,051,760 collateralized by Bonos del Gobierno Federal.	11,049,562	2.70%
	Time Deposits
$14,922,473	Comerica Bank, 0.01%, dated 12/31/13, due 01/02/14	14,922,473	3.65
	Total Short-Term Securities	25,972,035	6.35
	Total Investments	420,737,943	102.87
	Liabilities in Excess of Other Assets	(11,752,572)	(2.87)
	Net Assets Equivalent to $28.60 per share on 14,298,699 shares of capital stock outstanding	$408,985,371	100.00%

VII. The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)